COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL FOUR ARKANSAS HOSPITALS TO FREEMAN HEALTH SYSTEM

FRANKLIN, Tenn. (March 5, 2026) – Community Health Systems, Inc. (NYSE: CYH) announced today that a subsidiary of the Company has signed a definitive agreement to sell substantially all of the assets of 128-bed Northwest Medical Center – Bentonville, in Bentonville, Arkansas, 222-bed Northwest Medical Center – Springdale in Springdale, Arkansas, 64-bed Northwest Medical Center – Willow Creek Women’s Hospital in Johnson, Arkansas, and 73-bed Siloam Springs Regional Hospital in Siloam Springs, Arkansas, and the associated outpatient centers and practices, to Freeman Health System for $112 million, subject to certain adjustments based on closing net working capital and the amount of finance leases assumed by the buyer.

The transaction is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions.

The hospitals included in this transaction are among the additional potential divestitures discussed on the Company’s fourth quarter and end of year 2025 earnings call and in subsequent public appearances.

Leerink Partners is acting as exclusive financial advisor to the Company for the transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 34 distinct markets across 13 states. The Company’s subsidiaries own or lease 65 affiliated hospitals with more than 9,000 beds and operate more than 900 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

Chief Executive Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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